Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Real Messenger Corporation on Form F-4 of our report dated June 30, 2023, with respect to our audits of the consolidated financial statements of Real Messenger Holdings Limited as of and for the year ended March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

June 30, 2023